FAIRWAY CAPITAL PARTNERS, LLC

Dear Mr. Hansen,

Fairway Capital Partners, LLC has studied with much interest World InterNetWorks, Inc. You have developed a very interesting business model. We believe World InterNetWorks, Inc. has a unique opportunity to become a worldwide leader in the e-commerce industry. We are of the opinion that the window of opportunity is open and are optimistic that with our combined resources we should be able to carve out a profitable. fair share of this market.

Fairway Capital Partners, LLC is pleased to present the following proposal for the purpose of introducing the World InterNetWorks, Inc. opportunity to potential financial partners so that World InterNetWorks, Inc. may explore fund-raising. This is a non-binding letter of intent to aid in negotiating definitive agreements for the matters set forth herein. No party will be legally obligated to the other until definitive agreements are executed.

                              ASSUMPTIONS

Prospective Funding: Up to $1,800,000 on a best efforts basis

                 $25,000 at closing
                 $75,000 within 30 days of closing
                 $250,000 within 90 days of closing
                 $650,000 within 180 days of closing
                 $800,000 within 365 days of closing

Use of proceeds: To fund general-working capital and provide advertising and marketing funds for World InterNetWorks, Inc. to drive traffic to the site.

Anticipated Closing: On or before August 20, 1999

Allocation. Fairway Capital Partners, LLC will be issued options to purchase shares of World InterNetWorks, Inc. common stock as described and scheduled in this document based on successful completion of activities described to be issued the aforementioned options.

There will be co-dilution on all funding. All options issued based on this agreement will have piggyback registration rights on all future registrations. Fairway Capital Partners, LLC will receive a consulting agreement for a three-year term at fees determined in the consulting agreement.

Fairway Capital Partners, LLC at its option will have the ability to hold 3 of 5 board seats. The timing of the acquisition of these board seats will be at the discretion of Fairway Capital Partners, LLC,

Fairway Capital Partners, LLC representatives at its option will be named corporate officers of World InterNetWorks, Inc. to assist with strategic planning, corporate finance, marketing and legal. These FCP representatives will not be on World InterNetWorks, Inc. payroll, and will be exclusively compensated by FCP.

Employment Agreements: All management will be bound by employment agreements at closing. It is anticipated that initial salaries will be $3,000 - $8,000 per month for the management of World InterNetWorks, Inc. with performance bonuses to be determined by formation of a compensation committee.

Advisory Board: World InterNetWorks, Inc, will create an advisory board to which FCP will recruit industry veterans to help guide the company.

Communication and Representation: Dwain Brannon will represent FCP in all communications and discussions concerning this initial agreement with World InterNetWorks, Inc.

                    Activities and Option Agreements:

FCP will be granted options to purchase shares of WINW common stock relative to the activities described below. The total number of shares to be granted for option will be 4,200,000.

FCP will visit World InterNetWorks, Inc. to complete due diligence regarding the current corporate structure, corporate activities, finance, business model, and other pertinent business activities. Upon completion of this due diligence visit, FCP will be granted options to purchase 500,000 shares of the WINW common stock.

FCP will assist World InterNetWorks, Inc. in the development of future strategies including but not limited to corporate finance, business model, Internet presence, and public relations. Upon completion of this strategy session, FCP will be granted options to purchase 500,000 shares of WINW common stock.

FCP will introduce the World InterNetWorks, Inc. opportunity to representatives of investment firms. The purpose of the introduction is to establish a level of interest for WINW with these investment firms in hopes of providing exposure of the WINW opportunity. Upon completion of these introductions, FCP will be granted options to purchase 500,000 shares of the WINW common stock.

FCP will assist in the design, layout, content, graphics, and overall strategy of the physical business plan to be used as an introduction piece to introduce the WINW opportunity to potential strategic partners, brokerage firms, investors. FCP Will also introduce WINW to parties that have experienced success in producing business plans that have been effective in corporate activities. Upon completion of the strategy for the business plan and the introduction to parties to produce the plan, FCP will be granted options to purchase 500,000 shares of WINW common stock.

Upon completion of the aforementioned business plan and acceptance of such by World InterNetWorks, Inc., FCP will be granted options to buy 500,000 shares of WINW common stock.

FCP will introduce World InterNetWorks Inc. to the Regional Investment Bankers Association in an effort to assist in the development of a sponsor to a RIBA conference. Members of RIBA represent brokerage firms from across the United States. The potential for corporate presentation to the RIBA membership could result in increased exposure to the brokerage community for WINW, Upon completion of this introduction, FCP will be granted options to purchase 500,000 shares of the WINW common stock.

FCP will introduce World InterNetWorks, Inc. to industry leaders in the Internet/technology field in order to assist in the building of an advisory board to provide guidance to the company. These industry leaders will have leadership experience in the founding of technology companies and building successful strategies for these companies. Upon completion of these introductions, FCP will be granted options to purchase 600,000 shares of WINW common stock.

FCP will introduce World InterNetWorks, Inc. to such persons that would be considered appropriate by FCP to serve as advisory board members for WINW. Upon completion of introduction to at least three individuals, FCP will be granted options to purchase 600,000 shares of WINW common stock.

This proposal is subject only to the negotiation and execution of definitive agreements usual and customary in transactions of this type.

Proposal Expiration: August 23, 1999